Exhibit 99.1

News Release: IMMEDIATE RELEASE

For further information, contact:

Suzie Singer, Corporate Communications:	812.376.1917

IRWIN FINANCIAL CORPORATION ANNOUNCES
FOURTH QUARTER DIVIDENDS

(Columbus, IN, October 23, 2007) Irwin Financial Corporation (NYSE: IFC) today announced preferred and common stock dividends for the fourth quarter.

The preferred stock dividend at an annualized rate of 8.45 percent will be paid on December 31, 2007 to all holders of record as of December 14, 2007.

A dividend of $0.12 per share will be paid on the Corporation's common stock on December 28, 2007, to all shareholders of record on December 14, 2007.

About Irwin Financial

Irwin® Financial Corporation (http://www.irwinfinancial.com) is a bank holding company with a history tracing to 1871. The Corporation, through its principal lines of business provides a broad range of financial services to small businesses and consumers in selected markets in the United States and Canada.